Exhibit 8.1

Sidley Austin Brown & Wood LLP

BANK ONE PLAZA 10 S. DEARBORN STREET CHICAGO, ILLINOIS 60603 TELEPHONE 312 853 7000 FACSIMILE 312 853 7036 www.sidley.com FOUNDED 1866

October 12, 2004

Ocwen Financial Corporation

1675 Palm Beach Lakes Blvd.

West Palm Beach, FL 33401

Re:	Ocwen Financial Corporation
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Ocwen Financial Corporation, a Florida corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (together with all exhibits thereto, the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Registration Statement.

Our opinion is based upon an examination of the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis therefor. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and the authenticity of the originals of such copies.

Our opinion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, Internal Revenue Service (the “IRS”) rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding the notes or common shares.

Based on and subject to the foregoing, the statements contained in the Prospectus under the caption “Certain United States Federal Income Tax Considerations,” insofar as such statements purport to summarize certain federal income tax laws of the United States, constitute our opinion of the material United States federal income tax consequences of an investment in the notes by persons described under such heading.

SIDLEY AUSTIN BROWN & WOOD LLP CHICAGO

Ocwen Financial Corporation

October 12, 2004

We express no opinion other than as expressly stated above. This opinion is being provided to you solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission (the “SEC”) and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our written permission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented, or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC promulgated thereunder.

Very truly yours,

/S/    SIDLEY AUSTIN BROWN & WOOD LLP